Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Acquires Sealant Equipment & Engineering Inc., Expanding Cold Material Dispensing and Application Capabilities

Westlake, Ohio, USA – August 1, 2012 — Nordson Corporation (Nasdaq: NDSN) today announced the acquisition of Plymouth, Michigan based Sealant Equipment & Engineering, Inc., a leader in the engineering and manufacturing of meter, mix and dispense equipment and valves which apply 1-part, 2-part and 3-part adhesive, sealant and lubricating materials. Terms of the transaction were not disclosed.

The acquired business had sales of $18 million for the trailing twelve months ended June 30, 2012, employs 60 people, and will operate as part of Nordson’s Industrial Coating Systems segment.

“Sealant Equipment & Engineering provides Nordson with a broader presence in the cold materials equipment market and focuses on a wide variety of general industry applications including aerospace and transportation, building and construction, medical, alternative energy and many others,” said Nordson President and Chief Executive Officer Michael F. Hilton. “The company is an excellent complement to Nordson’s existing cold material equipment offering. It also provides us with additional capability in a space we have previously highlighted as attractive, and fits our profile of providing customers with outstanding service and differentiated products which improve their processes and productivity. In addition, we see significant opportunities to leverage Nordson’s global infrastructure to grow the business beyond its current, largely North American footprint.”

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing and processing adhesives, , sealants, biomaterials and plastics, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.